Exhibit 99.2
Changes to Compensation Program for Digital River, Inc. Executive Officers
Compensation of Chief Executive Officer
     On March 3, 2010, upon recommendation of the Compensation Committee of the Board and in accordance with the previously adopted 2008 Performance Bonus Plan, the Board reviewed the performance targets for the Company’s Chief Executive during the fiscal year ended December 31, 2009 in the amount of $356,484, which was 63% of the target bonus amount. Mr. Ronning’s salary remains unchanged at $450,000 per year. In addition, the Chief Executive Officer received a grant of 185,000 performance-based shares, which will vest in accordance with the performance-based share program described above.
Compensation of Chief Financial Officer
     On March 3, 2010, upon recommendation of the Compensation Committee of the Board and in accordance with the previously adopted 2008 Performance Bonus Plan, the Board approved an annual bonus for the Company’s Chief Financial Officer’s performance during the fiscal year ended December 31, 2009 in the amount of $190,125, which was 63% of the target bonus amount. Mr. Donnelly’s salary remains unchanged at $300,000 per year. In addition, the Chief Financial Officer received a grant of 55,000 performance-based shares, which will vest in accordance with the performance-based share program described above.
Compensation of Vice President and General Counsel
     On March 3, 2010, upon recommendation of the Compensation Committee of the Board and in accordance with the previously adopted 2008 Performance Bonus Plan, the Board approved an annual bonus for the Company’s Vice President and General Counsel’s performance during the fiscal year ended December 31, 2009 in the amount of $79,218, which was 63% of the target bonus amount. Mr. Crudden’s salary remains unchanged at $250,000 per year. In addition, the Vice President and General Counsel received a grant of 31,500 performance-based shares, which will vest in accordance with the performance-based share program described above